ASSIGNMENT AGREEMENT

THIS AGREEMENT is made effective October 18, 2006

BETWEEN:

NORD RESOURCES CORPORATION, a Delaware
corporation, with an office at 1 West Wetmore Road, Suite 203,
Tucson, Arizona, 85705

(“Nord”)

AND:

TMD ACQUISITION CORPORATION, a Tennessee
corporation, with an address c/o 668 N. Coast Hwy, #171
Laguna Beach, CA 92561

(“TMD Acquisition”)

WHEREAS:

A.	In May 2004, Nord commenced pursuing an opportunity (the “Opportunity”) to acquire assets comprising ASARCO Inc.’s (“ASARCO”) Tennessee Mines Division zinc business (the “Zinc Assets”);

B.

As a result of Nord’s development efforts, ASARCO subsequently selected Nord as the primary candidate with whom ASARCO would negotiate the sale and purchase of the Zinc Assets, and presented Nord with a draft Asset Purchase Agreement in respect of the Zinc Assets;

C.

In October, 2004, Nord entered into a secured bridge loan agreement with Regiment Capital III, L.P. (“Regiment Capital”), the terms of which prevented Nord from making an investment in, or undertaking any business with respect to, the Zinc Assets without the prior written consent of Regiment Capital. Regiment Capital informed Nord that it would not consent to the direct acquisition of the Zinc Assets by Nord;

D.

Pursuant to an Agreement of Assignment and Assumption dated October 14, 2004, Hirsch and Seymour agreed to assist Nord in preserving the Opportunity and, in conjunction therewith Hirsch and Seymour entered into an Agreement of Option and Right of First Refusal dated October 14, 2004 with Nord;

E.

Hirsch and Seymour subsequently assigned their interest and right to acquire the zinc business to TMD Acquisition, a corporation formed by Hirsch and Seymour to facilitate an asset purchase agreement dated March 21, 2005 (the “Acquisition Agreement”) with ASARCO;

F.	On August 2, 2005, ASARCO purported to terminate the Acquisition Agreement and subsequently filed for relief under Chapter 11 of the United States Bankruptcy Code;

G.	TMD Acquisition has disputed ASARCO’s position that the Acquisition Agreement has been terminated, but was advised in May 2006 that the Zinc Assets have been sold at auction;

H.	Nord believes that the Zinc Assets were a property of potential merit, and is desirous of preserving Nord’s right of action against ASARCO and ASARCO’s trustee in bankruptcy;

I.

As there are no longer any restrictions imposed by Nord’s current lender in respect of the Zinc Assets, Nord and TMD Acquisition have agreed that Nord will take an assignment of the Acquisition Agreement and all other agreements, rights and obligations related thereto (the “TMD Agreement”); and

J.	TMD Acquisition wishes to assign all of its rights and obligations under the TMD Agreement to Nord and Nord wishes to assume all of TMD Acquisition’s rights and obligations under the TMD Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.                     Effective October 18, 2006 (the “Effective Date”) all of TMD Acquisition’s rights and obligations under the TMD Agreement including without limitation, any and all claims and causes of action which TMD has or may have against ASARCO, ASARCO’s bankruptcy estate, ASARCO’s parents, subsidiaries or affiliates and ASARCO’s directors and officers.

2.                      Nord covenants and agrees that from and after the Effective Date it will perform all of the duties and obligations on the part of TMD Acquisition to be performed under the TMD Agreement.

3.                      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successor and assigns.

4.                      The parties will execute all such further and other documents or assurances as may be required in order to carry out the terms of this Agreement.

5.                      This Agreement shall be governed by and in accordance with the laws of the State of Arizona.

6.                      This Agreement may be executed in counterparts, which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of its effective date.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

	NORD RESOURCES CORPORATION		TMD ACQUISITION CORPORATION

Per:	/s/ John T. Perry	Per:	/s/ Ronald A. Hirsch
	Authorized Signatory		Authorized Signatory

SCHEDULE B
ACCOUNTS PAYABLE

August Law Group	$15,979
Erland Anderson	$1,302
Lang Michener LLP	$2,374
Roscoe Postle	$78,727
Visani Law	$3,060
Total Accounts Payable
to be Assumed	$101,442